Exhibit 10.1

Notice of Grant of Stock Options and Option Agreement	Marvell Technology Group Ltd. ID: 77-0481679 Canon’s Court 22 Victoria Street Hamilton HM 12, Bermuda
[Name] [Address]	Option Number: Plan: ID:

Effective [Date], you have been granted a Non-Qualified Stock Option to buy                              Shares of Common Stock of Marvell Technology Group Ltd. (the “Company”) at $                                 per share.

The total option price of the Shares granted is $                                  .

This Option shall become vested and fully exercisable and the Shares will be fully vested on the 10-K Due Date corresponding to the first fiscal year ending on or prior to January 29, 2011 in which Pro Forma EPS for such fiscal year exceeds 200% of Pro Forma EPS for the 2007 fiscal year (the “Target EPS”).  Prior to such time, this Option shall not be vested or exercisable and the Shares shall not be vested.  The Target EPS shall be proportionately adjusted by the Executive Compensation Committee of the Board for any stock split, reverse stock split, stock dividend, share combination, recapitalization or similar event effected subsequent to the date hereof.  As used herein “10-K Due Date” shall mean, with respect to the fiscal year in question, the prescribed due date on which the Company’s Annual Report on Form 10-K is required to be filed with the Securities and Exchange Commission.  “Pro Forma EPS” shall be calculated by adjusting diluted net income per share under generally accepted accounting principles (“GAAP EPS”) for the impact of (i) non-cash stock-based compensation charges by adding to GAAP EPS non-cash stock-based compensation expense recognized under Statement of Financial Accounting Standard No. 123 (R) (“SFAS 123R”), and (ii) non-cash charges associated with purchase accounting and other write-off related expenses by adding to GAAP FPS amortization and write-off of acquired intangible assets and other, and acquired in-process research and development.  Pro Forma EPS for all fiscal years shall be derived in a manner consistent with the derivation of pro forma non-GAAP net income per share for the fiscal year ended January 28, 2006 included in the Company’s earnings release dated February 23, 2006 (it being understood that Pro Forma EPS for fiscal years ending after January 28, 2006 shall reflect adjustments to add to GAAP EPS non-cash stock-based compensation expense recognized under SFAS 123R and shall include purchase accounting adjustments for inventory).  All interpretations and determinations with respect to the calculation of Pro Forma EPS shall be made by the Executive Compensation Committee of the Board, whose decisions shall be final and binding on all persons.

The term of this Option shall expire on [Date - 10 years from date of grant], subject to earlier termination as set forth in the attached Option Agreement and the following sentence.  If this Option shall not have become vested and fully exercisable and the Shares fully vested as of the 10-K Due Date for the fiscal year ending January 29, 2011, this Option shall terminate and be of no further force or effect.

By your signature and the Company’s signature below, you and the Company agree that these options are granted under and governed by the terms and conditions of the Company’s Amended and Restated 1995 Stock Option Plan, as amended, and the Option Agreement, all of which are attached and made a part of this document.

Marvell Technology Group Ltd.	Date

[Name]	Date